REINSTATMENT AND FIRST AMENDMENT
TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS REINSTATEMENT AND FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“First Amendment”) is made as of the __ day of March, 2014 by and between BR CREEKSIDE LLC, a Delaware limited liability company (“Seller”) and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”).

W H E R E A S:
A.    Seller and Buyer are the parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated February 24, 2014 (the “Agreement”) with respect to the Property (as more particularly described in Article 1 of the Agreement); and
C.    The Buyer terminated the Agreement by written correspondence dated March 3, 2014, in accordance with the terms of Section 6.4 of the Agreement; and
B.    Seller and Buyer now desire to reinstate and amend the Agreement in certain respects as more particularly set forth below. All initial capitalized terms used in this First Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided.
NOW, THEREFORE, in consideration of the execution and delivery of the Agreement, this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
1.    Recitals. The foregoing recitals are true and correct and are incorporated herein in their entirety.
2.    Reinstatement. Seller and Buyer hereby reinstate the Agreement in full and both Seller and Buyer shall hereafter be bound by the terms of the Agreement, as herein modified.
3.    Purchase Price. The Purchase Price set forth in Section 2 of the Agreement is hereby modified and amended to be Eighteen Million Eight Hundred Seventy Five Thousand and No/100 Dollars ($18,875,000.00).
4.    Due Diligence Period. Buyer’s Termination Period under Section 6.3.1 of the Agreement and the Due Diligence Period under Section 6.4 of the Agreement are hereby extended to March 14, 2014.

5.    Deposit. Buyer shall re-deposit the Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) Initial Deposit required under Section 3.1 of the Agreement with Escrow Holder within one (1) day following the date of this First Amendment. Such funds shall, for all purposes, constitute the Initial Deposit under the Agreement.

6.     Closing. The Outside Closing Date set forth in Section 5.1 of the Agreement is hereby amended to be March 28, 2014. Closing shall occur on a mutually agreeable date on or before the Outside Closing Date.

7.    Additional Conditions to Buyer’s Obligation to Close. The following are added at the end of Section 4.2 of the Agreement as additional conditions precedent to the closing of escrow:

“4.2.7    On or before the Closing Date, Seller shall deliver to the Title Company an Estoppel Certificate from Seller (“Estoppel”) regarding the Reciprocal Easement Agreement between Reserve at Creekside Limited Partnership and KBC Partners dated December 9, 2003 and recorded December 10, 2003 in Book 6958, Page 60 of the Official Records of Hamilton, County, Tennessee, as amended and supplemented (collectively, “REA”), in such form as may be reasonably agreed to by Buyer and Seller, provided that, among other things, the Estoppel shall contain certifications by Seller that (a) other than the failure of Seller to invoice, and the applicable parties to reimburse Seller for, any reimbursable expenses otherwise collectible by Seller under the REA, there are no existing defaults under the REA by Seller or, to Seller’s knowledge, any other party to the REA, and that, to Seller’s knowledge, there are no facts or circumstances existing that, with the giving of notice or the passage of time, would ripen into such a default and (b) except as previously delivered to Buyer under the Agreement, neither Seller, nor to Seller’s knowledge any prior owner of fee title to the Property, has given, granted or received any consents, approvals, requests for consent or approval, or material notices under, in connection with, or pursuant to the REA; provided, however, that Buyer and Seller acknowledge and agree that certain consents, approvals or notices were given or obtained (or should have been given or obtained) by parties other than the Seller with respect to the construction, maintenance or use of the improvements contemplated by the REA, but Seller does not have copies of any such consents, approvals or notices.

“4.2.8        On or before the Closing Date, Seller shall deliver to the Title Company an Owner’s Affidavit in substantially the form attached hereto as Exhibit A.

“4.2.9        On or before the Closing Date, Seller shall provide Buyer or the Title Company with a copy of the Services Agreement (as defined below) in order for the Title Company to make its determination about the removal of that certain Installation and Services Agreement dated as of September 23, 2004 between Reserve at Creekside, L.P., predecessor-in-interest to Seller, and Comcast Cablevision of the South, as an exception to the Title Commitment; provided, however, that, in connection therewith, Buyer assumes the risk that the Title Company excepts to the Services Agreement. In the event that receipt of the Services Agreement is insufficient to permit the Title Company to remove the September 23, 2004 agreement as an exception to title, Seller will use good faith efforts to obtain and deliver to the Title Company any such additional documentation that Title Company reasonably requires in connection with such removal.

“4.2.10        In satisfaction of the requirements set forth in Section 17.b of that certain Services Agreement (“Services Agreement”) dated September 19, 2011 between Seller and Comcast of the South (“Comcast”), within two (2) business days after the end of the Due Diligence Period, Seller shall deliver to Comcast written notice that the sale of the Property to Buyer is imminent. Further, for avoidance of doubt, the Services Agreement shall be assigned by Seller to Buyer pursuant to that certain Assignment and Assumption of Lease, Contracts and Approvals set forth as Exhibit E to the Agreement.

“4.2.11        In satisfaction of the requirements set forth in Section 6 of that certain Compensation Agreement (“Compensation Agreement”) dated September 19, 2011 between Seller and Comcast, on or before the Closing Date, Seller shall use good faith efforts to obtain and deliver to Escrow Holder the written consent of Comcast (“Comcast Consent”) to the assignment of the Compensation Agreement by Seller to Buyer. Further, the remaining rights and obligations under the Compensation Agreement shall be assigned by Seller to Buyer pursuant to that certain Assignment and Assumption of Lease, Contracts and Approvals set forth as Exhibit E to the Agreement.

8.    Indemnity. In addition to the terms of any applicable indemnities contained in the Assignment and Assumption of Lease, Contracts and Approvals set forth as Exhibit E to the Agreement, Seller shall specifically indemnify, defend and hold Buyer harmless from and against any claim, loss, liability, penalty or fee raised by Comcast pursuant to Section 5 of the Compensation Agreement, other than with respect to a claim, loss, liability, penalty or fee arising as a result of any act or omission of Buyer that results in a default under, and/or termination of, the Services Agreement.

9.    Miscellaneous. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this First Amendment shall remain in full force and effect and are hereby reinstated, ratified and confirmed. This First Amendment may be executed and delivered in any number of counterparts and by the separate parties hereto in separate counterparts, each of which when taken together shall be deemed an original and shall constitute one and the same instrument. Signatures of the parties hereto on copies of this First Amendment transmitted by facsimile or electronic copy shall be deemed originals for all purposes hereunder, and shall be binding upon the parties hereto.

[Remainder of page intentionally left blank; signatures appear on following pages]

IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment under seal as of the date first written above.
SELLER:
BR CREEKSIDE LLC,
a Delaware limited liability company

By:	BR Hawthorne Creekside JV, LLC, a Delaware limited liability company, its sole Member

By:	BR Creekside Managing Member, LLC, a Delaware limited liability company, its Manager

By:	BEMT Creekside, LLC, a Delaware limited liability company, its Manager

By:	Bluerock Residential Holdings, L.P., a Delaware limited partnership, its sole member

By: Bluerock Residential Growth REIT, Inc., a Maryland corporation, its general partner

By: /s/ Michael L. Konig
Michael L. Konig, Chief Operating Officer

BUYER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By: _/s/ Dinesh Davar____________________
Name: _Dinesh Davar ___________________
Its: _Treasurer/CFO _____________________

EXHIBIT A

FORM OF TITLE AFFIDAVIT

5585715-4 033882.00163

5